As filed with the Securities and Exchange Commission on October 3, 2014
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELECTRO SCIENTIFIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oregon	93-0370304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13900 N.W. Science Park Drive, Portland, Oregon	97229
(Address of principal executive offices)	(Zip Code)

Electro Scientific Industries, Inc. 1990 Employee Stock Purchase Plan
(Full title of the plan)
_____________________________________________________________
Paul Oldham
Vice President of Administration, Chief Financial Officer and Corporate Secretary
Electro Scientific Industries, Inc.
13900 N.W. Science Park Drive, Portland, Oregon  97229
(Name and address of agent for service)

Telephone number, including area code, of agent for service:
(503) 641-4141
 _____________________________________________________________

Copy to:
Steven Hull
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600, Portland, Oregon  97204-1268
  _____________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock(1)	1,000,000 Shares	$6.72	$6,720,000	$0.00

(1) Includes associated stock purchase rights under the registrant’s shareholder rights plan, dated as of May 18, 2009, that are deemed to be delivered with each share of common stock issued by the registrant and currently are not separately transferable apart from the common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. The calculation of the registration fee for the shares is based on $$6.72, which was the average of the high and low prices of the Common Stock on October 01, 2014 as reported on the Nasdaq Global Select Market.

(3)
Pursuant to Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the Securities and Exchange Commission (the “SEC”) Division of Corporation Finance (July 1997) and Instruction E to the General Instruction to Form S-8, no filing fee is being paid. A Registration Statement on Form S-8 (Registration No. 333-122660) has been previously filed, and the registration fee paid, for 1,000,000 shares of common stock that are being reallocated from Electro Scientific Industries, Inc.’s 2004 Stock Incentive Plan to the Registrant’s 1990 Employee Stock Purchase Plan.

EXPLANATORY NOTE

Electro Scientific Industries, Inc. (the “Company”) previously registered 3,000,000 shares issuable pursuant to the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) by filing a Registration Statement on Form S-8 bearing Registration No 333-122660 (the “2004 Plan Registration Statement”).

On August 21, 2014, the 2004 Plan was amended to reduce the number of shares reserved for issuance thereunder by 1,000,000 shares in connection with an amendment to the Company’s 1990 Employee Stock Purchase Plan (the “ESPP”) to increase the number of shares reserved for issuance thereunder by 1,000,000 shares (the “Reallocated Shares”). Contemporaneously with the filing of this S-8, the Registrant is filing a Post-Effective Amendment to the 2004 Plan Registration Statement to deregister the Reallocated Shares under the 2004 Plan.

In accordance with the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Form S-8 Registration Statement, is hereby filed (i) to reallocate the 1,000,000 Reallocated Shares from the 2004 Plan to the ESPP and hereby register the Reallocated Shares which may be issued under the ESPP and (ii) to carry over from the 2004 Plan Registration Statement the registration fees paid for the Reallocated Shares being registered under this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents By Reference.
The following documents filed by Electro Scientific Industries, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:
(a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.
(c) The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.
All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.
Item 4.        Description of Securities.
Not applicable.
Item 5.        Interests of Named Experts and Counsel.
Not applicable.
Item 6.        Indemnification of Directors and Officers.
Article VII of the Company’s Third Restated Articles of Incorporation indemnifies directors and officers to the fullest extent permitted by law. The effects of Article VII may be summarized as follows:
(a) The Article grants a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and had reasonable cause to believe his conduct was unlawful.
(b) The Article grants a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorneys’ fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted regarding any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct unless permitted by a court.

(c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right. Persons who have not been wholly successful on the merits are not necessarily precluded from being reimbursed by the Company for their expenses so long as (i) the Board of Directors, by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, determines that their conduct has met the standards required for indemnification set out in the Oregon statutes; (ii) independent legal counsel renders written advice that in their opinion such person has met the standards for indemnification; (iii) the shareholders determine that the person has met the standards for indemnification; or (iv) the court in which the action, suit or proceeding was pending determines that indemnification is proper.
(d) The Company may pay expenses incurred in defending an action, suit or proceeding in advance of the final disposition thereof upon receipt of a satisfactory undertaking to repay in the event indemnification is not authorized.
(e) The above paragraphs summarize the indemnification expressly authorized by the Oregon Business Corporation Act (the “Act”). Article VII provides for indemnification to the fullest extent permitted by law, which is intended to provide indemnification broader than that expressly authorized by the Act. It is unclear to what extent Oregon law permits such broader indemnification. The limits of lawful indemnification may ultimately be determined by the courts.
The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any statute, agreement, vote of shareholders or directors or otherwise.
The Company has directors’ and officers’ insurance coverage that insures directors and officers of the Company and its subsidiaries against certain liabilities.
The Company has also entered into indemnity agreements with the directors and certain officers. While the indemnity agreements in large part incorporate the indemnification provisions of the Act as described above, they vary from the statute in several respects. In addition to the indemnification expressly permitted under the statute, the agreements provide for indemnification for settlements in derivative lawsuits and expand coverage in proceedings involving a breach of fiduciary duty to include judgments. The contracts also require the Company to pay expenses incurred by an indemnitee in advance of final disposition of a suit or proceeding upon request of the indemnitee, without regard to the indemnitee’s ability to repay the sum advanced and without prior approval of the directors, shareholders or court, or the receipt of an opinion of counsel. A claimant would thus be entitled to receive advanced expenses unless action were taken to prevent such payment. The agreements also generally shift the presumption in favor of indemnification of the indemnitee. Partial indemnification is also expressly authorized by the agreements.
Item 7.        Exemption from Registration Claimed.
Not applicable.

Item 8.        Exhibits.

Exhibit Number	Document Description
4.1	Third Restated Articles of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 2010.
4.2	2009 Amendment and Restated Bylaws, as amended. Incorporated by reference to Exhibit 3.1 Company's Current Report on Form 8-K files on November 12, 2012.
4.3
Rights Agreement, dated as of May 18, 2009, between Electro Scientific Industries, Inc. and Mellon Investor Services. Incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed on May 19, 2009.

5.1	Opinion of Stoel Rives LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).
24.1	Powers of Attorney.

Item 9.     Undertakings.
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post--effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or sec-tion 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liabil-ity under the Securities Act of 1933, each new post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post--effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on this 3rd day of October, 2014.

ELECTRO SCIENTIFIC INDUSTRIES, INC.
By:	/s/ Paul Oldham
Paul Oldham
Vice President of Administration, Chief Financial Officer and Corporate Secretary
Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 3, 2014.

Signature	Title
/s/ Edward C. Grady	President, Chief Executive Officer and Director (Principal Executive Officer)
Edward C. Grady
/s/ PAUL OLDHAM	Vice President of Administration, Chief Financial Officer and Corporate Secretary (Principal Financial Officer)
Paul Oldham
/s/ KERRY MUSTOE	Vice President, Corporate Controller, and Chief Accounting Officer (Principal Accounting Officer)
Kerry Mustoe
*FREDERICK A. BALL	Director
Frederick Ball
*RICHARD J. FAUBERT	Director
Richard J. Faubert
*BARRY L. HARMON	Director
Barry L. Harmon
*DAVID NIERENBERG	Director
David Nierenberg
*JON D. TOMPKINS	Chairman of the Board
Jon D. Tompkins
*ROBERT R. WALKER	Director
Robert R. Walker
*RICHARD WILLS	Director
Richard Wills

* By:	/s/ PAUL OLDHAM
Paul Oldham, Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Document Description
4.1	Third Restated Articles of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended April 3, 2010.
4.2	2009 Amendment and Restated Bylaws, as amended. Incorporated by reference to Exhibit 3.1 Company's Current Report on Form 8-K files on November 12, 2012.
4.3
Rights Agreement, dated as of May 18, 2009, between Electro Scientific Industries, Inc. and Mellon Investor Services. Incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed on May 19, 2009.

5.1	Opinion of Stoel Rives LLP.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Stoel Rives LLP (included in Exhibit 5.1).
24.1	Powers of Attorney.